EXHIBIT NO. 12

Questar Gas Company
Ratio of Earnings to Fixed Charges

                                             12 Months Ended
                                               December 31,
                                              1996        1997
                                          (Dollars in Thousands)
Earnings

Income before income taxes                    $42,434     $42,506
Plus debt expense                              16,637      19,119
Plus allowance for borrowed
   funds used during construction                 277         261
Plus interest portion of rental expense           187         193
                                              $59,535     $62,079

Fixed Charges

Debt expense                                  $16,637     $19,119
Plus allowance for borrowed
   funds used during construction                 277         261
Plus interest portion of rental expense           187         193
                                              $17,101     $19,573

Ratio of Earnings to Fixed Charges               3.48        3.17
